Exhibit 99.1

FOR IMMEDIATE RELEASE Thursday, Oct. 15, 2015	For more information, contact: Brad Pogalz (952) 887-3753

Donaldson Receives Notice from NYSE Regarding Late Form 10-K Filing

MINNEAPOLIS (Oct. 15, 2015) — Donaldson Company, Inc. (NYSE: DCI) today announced that as a result of its inability to timely file its Annual Report on Form 10-K for the fiscal year ended July 31, 2015, it has received a notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual.

As previously disclosed, Donaldson was unable to timely file its 2015 Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”) because of an ongoing investigation related to the recognition of revenue for certain projects in its European Gas Turbine Products business. As a result of this ongoing investigation, the Company was unable to file the 2015 Form 10-K by the extended due date of Oct. 14, 2015.

The NYSE informed Donaldson that under the NYSE’s rules, the Company will have six months from Oct. 14, 2015, to file the Form 10-K with the SEC. The Company can, and intends to, regain compliance with the NYSE listing standards by filing the Form 10-K with the SEC prior to the expiration of the six-month extension.

Miscellaneous

For more information, please reference the Company’s Form 12b-25, Notification of Late Filing, and associated press release dated Sept. 29, 2015. These materials are available on Donaldson’s investor relations site (IR.Donaldson.com).

The Company wishes to caution investors that any forward-looking statements (such as those identified by words such as “believe,” “expect” or similar expressions) are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with the timing and outcome of the Audit Committee’s investigation, including the possible identification of additional facts that could have an impact on the Company’s historical or future financial results. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry. The Company’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance, and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.Donaldson.com.

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